Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 23, 2023

Relating to Registration Statement No. 333-272060

Investor Fact Sheet Q2 2023 Defensive, Income-Focused Growth. New Mountain Finance Corporation (Nasdaq: NMFC) is a leading business development company (BDC) that provides direct lending solutions to growing businesses in defensive industries that offer attractive risk-adjusted returns. Our differentiated investment approach leverages the deep sector knowledge and operating resources of New Mountain Capital, a global investment firm with approximately $40+ billion of assets under management. The NMFC Difference “Defensive Growth” Strategy ▪ Focused on high-quality businesses in acyclical sectors ▪ Stable risk-adjusted returns in all market environments Superior Industry Research ▪ Proprietary analytical platform and sourcing channels ▪ 245 team members and 100+ industry executives Shareholder Alignment ▪ New Mountain employees own +13% of shares outstanding through a consistent record of purchases(2) ▪ Active dividend protection plan and supplemental dividend program Superior Credit Quality 11% Wtd. Avg. LTM YoY EBITDA growth 43% Avg. Loan to Value $10m Cumulative Net Realized Gains since IPO ~11% Annual Div. Yield ~10% Annual Return Since IPO 89% Floating Rate Loans (3) (4) (5) (6) (7) Attractive, Consistent History of Shareholder Value Creation Since IPO in 2011, NMFC has created and distributed over $1.0 billion of value for shareholders with minimal net unrealized & realized losses Our Resilient Diversified Portfolio(1) 9% 8% 4% 4% 3% 2% 5% 5% 5% 4% 3% 13% 6% 9% 6% 4% 4% 2% 6% ERP IT Infrastructure & Security Finance & Accounting Human Capital Management Ecommerce & Logistics Other Engineering & Consulting Services Real Estate Services Misc. Services Healthcare Services Tech-Enabled Healthcare Financial Services Education Consumer Services Distribution & Logistics Other Other Insurance & Benefits Services Information Technology Strong Return Profile $1,135 -$62 -$100 $100 $300 $500 $700 $900 $1,100 Cumulative Adj. NII(8) Cumulative GAAP Net Realized and Unrealized Gains / (Losses) Total Value Generated for Shareholders $1,074 IPO - 2017 2011 YTD 2023 2012 2013 2014 2015 2016 2018 2019 2020 2021 2022

Important Footnotes & Disclosures Footnotes 1 Based on fair value as of 6/30/2023; excludes SLP III, SLP IV, and Net Lease 2 Includes members of senior management and other New Mountain employees; excludes independent directors; ownership % based on total shares outstanding on 6/30/2023 3 Excludes SLP III, SLP IV, Net Lease and ATI 4 Net realized gains is a GAAP figure; please refer to Q2-23 earnings presentation for further details 5 Based on annualized regular and supplemental dividends earned in Q2-23 and closing price of $12.75 per share on 7/31/2023 6 Represents annualized cash-on-cash return to a shareholder since IPO 7 Based on outstanding par balance (excludes assets on non-accrual, unfunded commitments, and non-interest-bearing equity investments); includes £23.5m converted at 1.27 GBP/USD exchange rate as of 6/30/2023 and €0.7m converted at 1.09 EUR/USD exchange rate as of 6/30/2023 8 Adjustments to cumulative GAAP NII to arrive at cumulative Adj. NII include non-controlling interest in NMNLC, non-cash adjustments related to NMFC’s IPO, non-cash capital gains incentive fee, and other non-recurring income or expense. IPO to date the total cumulative adjustments equate to approximately $12 million. Disclosures This presentation contains forward looking statements, which are not guarantees of future performance, conditions or results, and involve substantial risks and uncertainties, including the current conflict between Russia and Ukraine, and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry, and the global economy. All forward-looking statements included in this presentation are made only as of the date hereof and are subject to change without notice. Actual outcomes and results could differ materially from those suggested by this presentation due to the impact of many factors beyond the control of New Mountain Finance Corporation (“NMFC”), including those listed in the "Risk Factors" section of our filings with the United States Securities and Exchange Commission (“SEC”). Any such forward-looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and NMFC assumes no obligation to update or revise any such forward-looking statements unless required by law. Certain information discussed in this presentation (including information relating to portfolio companies) was derived from third party sources and has not been independently verified and, accordingly, NMFC makes no representation or warranty with respect to this information. The information contained in this presentation is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. You should not view the past performance of NMFC, or information about the market, as indicative of NMFC’s future results. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of NMFC. There can be no assurances that future dividends will match or exceed historic ones, or that they will be made at all. Net returns give effect to all fees and expenses. Unless otherwise noted, information included herein is presented as of the date indicated on the cover page and may change at any time without notice. Figures shown herein are unaudited and may not add due to rounding. This presentation contains non-GAAP financial information. NMFC’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of NMFC’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate this or similarly titled non-GAAP measures differently than we do. The term Adjusted Net Investment Income as used throughout this presentation is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. In evaluating its business, NMFC considers and uses Adjusted Net Investment Income as a measure of its operating performance. Adjusted Net Investment Income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s IPO date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value). To view the reconciliation of Adjusted Net Investment Income, please see Appendix C at the end of NMFC’s earnings presentation. Before you invest in any of NMFC's securities, you should read the registration statement, the prospectus and the applicable prospectus supplements(s) in order to fully understand all of the implications and risks of an offering of NMFC's securities. You should also read other documents NMFC has filed with the SEC for more complete information about NMFC and its securities offerings. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, NMFC will arrange to send you any applicable prospectus and prospectus supplement if you request such materials by calling us at (212) 720-0300. These materials are also made available, free of charge, on our website at www. newmountainfinance.com. Information contained on our website is not incorporated by reference into this communication.